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                                                                     EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                 SRS LABS, INC.

                                      AND

                       NORTH 22 CAPITAL PARTNERS 2, INC.



                         DATED AS OF FEBRUARY 24, 1998
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                                TABLE OF CONTENTS


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ARTICLE 1      PURCHASE, SALE AND EXCHANGE OF SHARES; CLOSING.........................2
        1.1    Purchase, Sale and Exchange of Shares..................................2
        1.2    Consideration..........................................................2
        1.3    Closing................................................................2
        1.4    Seller's Deliveries....................................................2
        1.5    Buyer's Deliveries.....................................................4
        1.6    All Transactions Simultaneous..........................................4

ARTICLE 2      REPRESENTATIONS AND WARRANTIES OF SELLER...............................4
        2.1    Authority..............................................................4
        2.2    Due Execution..........................................................4
        2.3    The Valence Shares.....................................................4
        2.4    No Conflict............................................................5
        2.5    Consents...............................................................5
        2.6    Actions and Proceedings. etc...........................................6
        2.7    Organization, Good Standing and Qualification..........................6
        2.8    Capital Structure of Valence...........................................6
        2.9    Representations to Management..........................................6
        2.10   Representation re "U.S. Person"........................................7
        2.11   Accuracy of Documents and Information..................................7

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF BUYER................................7
        3.1    Corporate Existence and Authority......................................7
        3.2    No Conflict............................................................7
        3.3    Consents...............................................................8
        3.4    Binding Obligations....................................................8
        3.5    Compliance with Law....................................................8
        3.6    Representations........................................................8
        3.7    Shares Acquired for Investment.........................................8
        3.8    Available Funds........................................................8

ARTICLE 4      COVENANTS OF SELLER....................................................9
        4.1    Buyer's Access to Premises and Information.............................9
        4.2    Representations and Warranties True at Closing.........................9
        4.3    Interim Operations.....................................................9
        4.4    Notice of Proceedings.................................................12
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        4.5    Proposals to the Seller...............................................12

ARTICLE 5      COVENANTS OF BUYER....................................................13
        5.1    General...............................................................13
        5.2    Notice of Proceedings.................................................13
        5.3    Indebtedness..........................................................13
        5.4    Guaranties............................................................14

ARTICLE 6      REMAKING OF REPRESENTATIONS, WARRANTIES,
               ETC. AT CLOSING AND SURVIVAL OF TERMS.................................14

ARTICLE 7      CONDITIONS TO THE OBLIGATIONS OF BUYER................................14
        7.1    Representations and Warranties True at Closing........................14
        7.2    Performance of Seller.................................................15
        7.3    Authority Relating to this Agreement..................................15
        7.4    Opinion of Counsel for Seller.........................................15
        7.5    Documents from Seller.................................................15
        7.6    Absence of Litigation, Etc............................................15
        7.7    Material Changes in Business..........................................16
        7.8    Consents..............................................................16
        7.9    All Conditions Satisfied..............................................16
        7.10   Stock Purchase Agreement..............................................16
        7.11   Valence Subsidiaries..................................................17
        7.12   Option Agreement......................................................17
        7.13   Shareholders Agreement................................................17
        7.14   Financial Advisory Agreement..........................................17
        7.15   Due Diligence.........................................................17
        7.16   Currency Fluctuation..................................................17

ARTICLE 8      CONDITIONS TO THE OBLIGATIONS OF SELLER...............................18
        8.1    Representations and Warranties True at Closing........................18
        8.2    Buyer's Performance...................................................18
        8.3    Authority Relating to this Agreement..................................18
        8.4    Documents from Buyer..................................................18
        8.5    Consents..............................................................18
        8.6    All Conditions Satisfied..............................................19
        8.7    Absence of Litigation, Etc............................................19
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ARTICLE 9      INDEMNIFICATION.......................................................19
        9.1    Indemnification by Seller.............................................19
        9.2    Indemnification of Seller.............................................20
        9.3    Notice of Claim.......................................................20
        9.4    Defense...............................................................20
        9.5    Duration of Parties' Obligations......................................21
        9.6    Arbitration...........................................................21

ARTICLE 10     TERMINATION...........................................................22
        10.1   Mutual Agreement......................................................22
        10.2   Termination by Buyer..................................................22
        10.3   Termination by Seller.................................................22
        10.4   Effect of Termination.................................................22

ARTICLE 11     COSTS.................................................................23
        11.1   Finder's or Broker's Fees.............................................23
        11.2   Expenses..............................................................23
        11.3   Audit Fees............................................................23

ARTICLE 12     DEFINITIONS AND ACCOUNTING TERMS           ...........................23
        12.1   Certain Defined Terms.................................................23
        12.2   Accounting Terms......................................................25

ARTICLE 13     MISCELLANEOUS.........................................................26
        13.1   Headings..............................................................26
        13.2   Entire Agreement; Modification; Waiver................................26
        13.3   Counterparts..........................................................26
        13.4   Parties in Interest...................................................26
        13.5   Assignment............................................................26
        13.6   Notices...............................................................26
        13.7   Governing Law.........................................................27
        13.8   Venue.................................................................28
        13.9   Prior Agreements......................................................28
        13.10  Further Assurances....................................................28
        13.11  Gender................................................................28
        13.12  Validity; Severability................................................28
        13.13  Press Release.........................................................29
        13.14  Tax Elections.........................................................29
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        13.15  Statutory Books and Records...........................................29

SIGNATURES ..........................................................................30

INDEX TO SCHEDULES AND EXHIBITS......................................................31
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SCHEDULES
        1.4(b)        List of Secretaries, Directors, Officers and Employees
                      of Valence and the Valence Subsidiaries to Resign (Buyer)
        2.4           No Conflict (Seller)
        2.5           Consents (Seller)
        2.8           Capital Structure (Seller)
        2.9           Representations to Management (Seller)
        3.3           Consents (Buyer)
        3.8           Available Funds (Buyer)
        4.3(b)(xiii)  Capital Commitments (Seller)
        5.4           Guarantees

EXHIBITS
        7.4A   Opinion of Jones, Day, Reavis & Pogue
        7.4B   Opinion of Harney, Westwood & Riegels
        12.1   Consolidated Valence Balance Sheet as of March 31, 1997

     The Schedules and Exhibits referenced above have not been filed herewith. The Company will furnish supplementally a copy of any omitted schedule to the U.S. Securities and Exchange Commission upon request.


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                            STOCK PURCHASE AGREEMENT


      This STOCK PURCHASE AGREEMENT (this Stock Purchase Agreement, including all exhibits attached hereto are collectively referred to as the "Agreement") is made and entered into as of the 24th day of February, 1998, by and between SRS Labs, Inc., a Delaware corporation ("Buyer"), and North 22 Capital Partners 2 Inc., a British Virgin Islands company ("North 22" or "Seller").


                              W I T N E S S E T H:

      WHEREAS, North 22 is the record and beneficial owner of 4,125,000 ordinary shares, U.S. $0.13 par value per share, of Valence Technology Inc., a British Virgin Islands company ("Valence"), representing 55% of the issued and outstanding shares of capital stock of Valence (the "Valence Shares");

      WHEREAS, Valence beneficially owns 100% of the issued share capital of the following companies: Valence Semiconductor Design Limited, ("VSD"), ASP Microelectronics Limited ("ASP"), LEC Electronic Components Limited ("LEC"), and VSD Electronics Limited ("VEL"), each of which is a company limited by shares incorporated in Hong Kong;

      WHEREAS, ASP beneficially owns 100% of the issued share capital of LEC Microelectronics Limited, a company limited by shares incorporated in Hong Kong ("LML"), and LEC owns 100% of the issued share capital of LEC Electronics Limited, a company limited by shares incorporated in Hong Kong ("LEL"), and the entire equity interest in VSD Electronics (Hui Yang) Ltd., a wholly foreign-owned enterprise established under the laws of the PRC ("VHY");

      WHEREAS, Buyer desires to acquire the Valence Shares from Seller and Seller desires to transfer the Valence Shares to Buyer, upon the terms and subject to the conditions contained in this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained herein, the parties agree as follows:


      (Capitalized terms not defined where used shall have the meanings provided in Article 12 herein.)


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                                    ARTICLE 1

                 PURCHASE, SALE AND EXCHANGE OF SHARES; CLOSING

            1.1 Purchase, Sale and Exchange of Shares. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign, exchange and deliver the Valence Shares to Buyer and Buyer shall acquire the Valence Shares from Seller at the Closing (as defined in Section 1.3).

            1.2   Consideration.

                  The purchase price to be paid by Buyer to Seller for the Valence Shares shall be U.S. $6,000,000, payable in cash at the Closing.

            1.3 Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall take place on the Closing Date. Unless otherwise agreed by the parties, the Closing shall occur at the offices of Victor Chu & Co., located on the 19th Floor, Tower II, The Gateway, Harbour City, Kowloon, Hong Kong, prior to 3:00 p.m. (Hong Kong time) on the designated Closing Date.

            1.4   Seller's Deliveries. At the Closing, Seller shall

                  (a) deliver to Buyer certificates representing Seller's Valence Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, with signatures appropriately guaranteed, and in proper form for transfer, together with such other documents, including but not limited to any government approvals, as may be necessary to convey to Buyer good, valid and marketable title to the Valence Shares, free and clear of all liens, encumbrances, pledges, equities, rights of first refusal and claims of any nature whatsoever;

                  (b) use its best efforts to cause such persons as Buyer may nominate to be validly appointed as directors or secretaries of Valence and/or the Valence Subsidiaries, and upon such appointment, forthwith use its best efforts to cause the directors, officers and the secretaries of Valence and the Valence Subsidiaries listed on Schedule 1.4(b) to resign from their respective offices in Valence or the Valence Subsidiaries and as employees, each delivering to the Buyer their resignation acknowledging that the person so retiring has no claim outstanding for compensation or otherwise;

                  (c) deliver to Buyer such other instruments and documents as are required to be delivered at Closing by Seller pursuant to the provisions of this


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Agreement or as are reasonably required to evidence compliance with the representations, warranties and covenants of Seller contained in this Agreement;

                  (d) use its best efforts to deliver to Buyer the statutory books and common seals of Valence and the Valence Subsidiaries and the share certificates for all the issued shares in the Valence Subsidiaries together with indemnities in a form approved by Buyer in respect of any missing certificates and duly executed transfers and sold notes in favor of the Buyer's nominees of any shares in the Valence Subsidiaries beneficially held by Valence presently registered in any name other than or in addition to that of Valence;

                  (e) use its best efforts to deliver to Buyer certified copies of the Certificate of Incumbency and a Certificate of Good Standing for Valence;

                  (f) use its best efforts to procure that a board meeting of Valence be held at which it shall be resolved that the transfer in respect of the Valence Shares be passed for registration;

                  (g) use its best efforts to cause Valence to deliver to Buyer all other books of account and records of Valence and each of the Valence Subsidiaries whatsoever;

                  (h) use its best efforts to revoke all existing authorities in respect of the operation of any bank account (if any) in the name of Valence or any of the Valence Subsidiaries;

                  (i) deliver to Buyer a certified copy of the board resolution of Seller approving and authorizing the execution and closing of this Agreement;

                  (j) deliver to Buyer a certified copy of Valence's stock transfer register;

                  (k) deliver to Buyer a certified copy of a shareholder resolution of Seller approving and authorizing the execution and closing of this Agreement, where such approval and authorization is required under the laws of the British Virgin Islands; and

                  (l) execute and do all such other documents, acts and things as Buyer shall reasonably require in order to perfect the right, title and interest of Buyer to and in the Valence Shares and the share capital of each of the Valence Subsidiaries.


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            1.5   Buyer's Deliveries. At the Closing, Buyer shall deliver the following as provided under this Agreement:

                  (a) U.S. $6,000,000 in immediately available United States funds by electronic bank fund transfers as directed by Seller; and

                  (b) such other instruments and documents as are required to be delivered at Closing by Buyer pursuant to the provisions of this Agreement or as are reasonably required to evidence compliance with the representations, warranties and covenants of Buyer contained herein.

            1.6 All Transactions Simultaneous. All transactions at the Closing shall be deemed to take place simultaneously and no party shall have any obligations to deliver any document or take any action contemplated by this Agreement to be delivered or taken at the Closing unless at the Closing there occurs simultaneously each and every other transaction contemplated by this Agreement to occur at the Closing.


                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            In order to induce Buyer to enter into this Agreement, Seller hereby makes the representations and warranties set forth below, which representations and warranties shall be deemed to continue in full force and effect until the time of Closing and thereafter as set forth herein.

            2.1 Authority. Seller has full corporate power, authority and legal right to enter into and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.

            2.2 Due Execution. This Agreement has been duly executed and delivered by Seller and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as such enforceability may be subject to or limited by
(a) bankruptcy, insolvency or other similar laws relating to the rights of creditors generally and (b) the effect of general principles of equity.

            2.3 The Valence Shares. Seller has good and valid title to the Valence Shares being sold by it hereunder, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind. Upon delivery to Buyer at the Closing of certificates representing the Valence Shares being sold hereunder by Seller duly


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endorsed by Seller for transfer to Buyer, and upon Seller's receipt of the consideration hereunder, good and valid title to the Valence Shares will pass to Buyer, free and clear of any liens, claims, encumbrances, security interests, options, pledges, equities, right of first refusal, charges, claims and restrictions of any kind. Other than this Agreement and the Legend-Valence Shareholders Agreement (as defined in Section 7.12), the Valence Shares being sold by Seller hereunder are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Valence Shares.

            2.4 No Conflict. Except as set forth in Schedule 2.4 to this Agreement, the execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms, conditions and provisions hereof will not (a) accelerate the maturity of, or give any person any rights under, or the right to rescind, or otherwise modify, any obligation, indebtedness, license, agreement or instrument to which Valence or any of the Valence Subsidiaries is a party or by which any of them or any of their respective properties is bound, or (b) result in the creation of any lien, encumbrance or charge upon any of the properties or assets of Valence or any of the Valence Subsidiaries or (c) result in a breach or violation of, or be in conflict with, or constitute (with or without the giving of notice or the passage of time or both) a default under (i) any statute, law, ordinance, rule or regulation (including, without limitation, all laws regulating franchises) applicable to Seller, Valence or any of the Valence Subsidiaries or any of their properties; (ii) the terms, conditions or provisions of the memorandum or articles of association of Seller, Valence or any of the Valence Subsidiaries, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, partnership agreement or other agreement, contract, instrument, or arrangement (whether or not in writing) to which Seller, Valence or any of the Valence Subsidiaries is a party or by which Seller, Valence or any of the Valence Subsidiaries, or any of their respective properties, is or may be bound; or (iii) any permit, license, order, judgment or decree of any court, arbitrator or governmental authority by which Seller, Valence, or any of the Valence Subsidiaries or any of their respective properties, is or may be bound other than conflicts, breaches, terminations, defaults, liens and encumbrances which individually or in the aggregate would not reasonably be expected to have a materially adverse effect on the business, financial condition or properties of Valence and the Valence Subsidiaries taken as a whole.

            2.5 Consents. Except as set forth in Schedule 2.5 to this Agreement, no consent, permit, approval, order, authorization of, or filing with or notice to, any BVI, Hong Kong, PRC or other foreign, U.S. federal, state, local governmental department, commission, board, bureau, agency, instrumentality or authority or any person (whether or not governmental in character) has been or is required to be obtained, made or given by Seller, Valence, or any of the Valence Subsidiaries in connection with the execution and delivery


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of this Agreement or the consummation of the transactions contemplated hereby or the fulfillment of or the compliance with the terms, conditions and provisions hereof except for those the failure to make, file, give or obtain which would not, individually or in the aggregate, prevent the consummation of the purchase of the Valence Shares.

            2.6 Actions and Proceedings. etc. There are no (a) outstanding judgments, orders, writs, preliminary or permanent injunctions or other decrees of any court, administrative agency, governmental authority or instrumentality or arbitration tribunal against Seller which have or could have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the best knowledge of Seller, threatened against Seller, which have or could have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

            2.7 Organization, Good Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all necessary power and authority to own and lease its properties and to conduct its business as now owned and presently operated by it. Neither the nature of the businesses of Seller, nor the character or location of properties owned or leased by Seller, has made or makes licensing or qualification in any jurisdiction other than their respective jurisdictions of organization necessary.

            2.8 Capital Structure of Valence. The authorized capital stock of Valence consists solely of 20,000,000 ordinary shares, par value U.S. $0.13 per share, of which 7,500,000 shares are currently issued and outstanding. Seller is the record and beneficial owner of 4,125,000 of the Valence ordinary shares. Except as stated in Schedule 2.8, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements, commitments or arrangements pursuant to which Valence or any Valence Subsidiary is or may become obligated to issue, or to transfer from treasury, any additional shares of its capital stock or any options or rights relating thereto. Valence is the beneficial owner of the entire issued share capital of each of VSD, ASP, LEC and VEL. ASP is the beneficial owner of the entire issued share capital of LML. LEC is the beneficial owner of the entire issued share capital of LEL and entire registered capital of VHY and holds the entire equity interest in VHY. The issued share capital of each of VSD, ASP, LEC and VEL is fully paid.

            2.9 Representations to Management. Except as set forth in Schedule 2.9, Seller has disclosed to Wan Wah Tong Thomas, Yat Ming Choi Raymond, or Wong Yin Bun Kenneth all transactions relating to Valence and the Valence Subsidiaries entered into by Seller for or on behalf of Valence, the Valence Subsidiaries or Seller.


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            2.10  Representation re "U.S. Person". Seller certifies under penalty of perjury that it is neither a citizen nor a resident of the U.S. and that its address set forth in this Agreement is correct.

            2.11 Accuracy of Documents and Information. The copies of all instruments, agreements, other documents and written information delivered to Buyer by or on behalf of Seller or its representatives, pursuant to this Agreement are and will be complete and correct in all material respects as of the date hereof and as of the Closing Date. The representations and warranties made by Seller in this Agreement, or in other written materials furnished to Buyer hereunder or in connection with the transactions contemplated hereby, do not contain any untrue statement of material fact and do not omit any material fact necessary to make the statements or facts contained herein or therein not misleading.


                                    ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            In order to induce Seller to enter into this Agreement, Buyer hereby makes the representations and warranties set forth below, which representations and warranties shall be deemed to continue in full force and effect until the time of the Closing and thereafter as set forth herein:

            3.1 Corporate Existence and Authority. Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement, and to consummate the transaction contemplated hereby.

            3.2 No Conflict. The execution and delivery of this Agreement do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms, conditions and provisions hereof will not result in a breach or violation of, or in conflict with, or constitute (with or without the giving of notice or the passage of time or both) a default under:

                  (a) any statute, law, ordinance, rule or regulation applicable to Buyer, or

                  (b) the terms, conditions or provisions of the Certificate of Incorporation or Bylaws or other organizational documents of Buyer, or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, partnership agreement or other agreement, contract, instrument, or arrangement (whether or not in writing) to which Buyer is a party or by which Buyer or its properties, is or may be bound, or

                  (c) any permit, license, order, judgment or decree of any court, arbitrator or governmental authority by which Buyer or its properties is or may be bound.

            3.3 Consents. No consent, permit, approval, order, authorization of, or filing with or notice to, any BVI, Hong Kong, PRC or other foreign, U.S. federal, state or local governmental department, commission, board, bureau, agency, instrumentality or authority or any person (whether or not governmental in character) has been or is required to be obtained, made or given by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the fulfillment of or the compliance with the terms, conditions and provisions hereof, except as set forth in
Schedule 3.3 to this Agreement.

            3.4 Binding Obligations. This Agreement has been duly authorized, executed and delivered by Buyer and this Agreement constitutes or will constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms against Buyer.

            3.5 Compliance with Law. Buyer is in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of governmental authorities having jurisdiction over the conduct of its business.

            3.6 Representations. The representations and warranties made by Buyer in this Agreement, or in other written materials furnished to Seller hereunder or in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

            3.7 Shares Acquired for Investment. Buyer is acquiring the Valence Shares as an investment for its own account and not with view to the resale or other distribution thereof.

            3.8 Available Funds. Buyer has, or will have available to it, all funds necessary to (a) satisfy the obligations of Buyer to purchase the Valence Shares on the Closing Date and (b) repay the outstanding indebtedness of Valence listed on Schedule 3.8 within five business days after the Closing Date.


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                                    ARTICLE 4

                               COVENANTS OF SELLER

            Seller covenants that, except as otherwise agreed or authorized in writing by Buyer, from the date of this Agreement until the Closing:

            4.1 Buyer's Access to Premises and Information. Seller shall direct the management of Valence to provide Buyer and its counsel, accountants, and other representatives as well as employees, agents and representatives of lenders to Buyer (collectively, the "Representatives") full reasonable access during normal business hours to all of the properties, books, accounts, records, contracts, documents and personnel of Valence and each of the Valence Subsidiaries. Seller shall furnish, or cause to be furnished, to Buyer and its representatives all data and information concerning the business, finances, operations and properties of Valence and each of the Valence Subsidiaries that may reasonably be requested.

            4.2 Representations and Warranties True at Closing. Seller shall use reasonable and diligent efforts to assure that all representations and warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this Agreement are true and correct as of the Closing Date, and that all conditions stated herein to the obligations of the Buyer are satisfied as soon as practicable and on or before the Closing Date.

            4.3   Interim Operations.

                  (a) Seller has directed and shall direct the management of Valence to cause the businesses of Valence and each of the Valence Subsidiaries to be conducted at all times between February 1, 1998 and the Closing Date as follows:

                        (i) Except as otherwise provided in this Agreement, Valence and each of the Valence Subsidiaries shall carry on their businesses and continue to operate, maintain and repair their properties, in the normal course of business in all material respects and in accordance with their past practices;

                        (ii) The books and records of Valence and each of the Valence Subsidiaries shall be maintained on a basis consistent with the Valence Financial Statements prepared in accordance with H.K. GAAP in such manner as to present fairly the history of the operations and financial condition of Valence and each of the Valence Subsidiaries;


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
                        (iii) Valence and each of the Valence Subsidiaries shall carry such insurance against fire, storm damage and other hazards, consistent with the past practices of Valence and each of the Valence Subsidiaries subject to the availability thereof at costs not materially greater than at present; and

                        (iv) Seller shall use its best efforts and shall cooperate with Buyer in all respects reasonably requested by Buyer, without making any commitments on behalf of Buyer, to preserve the business organizations of Valence and each of the Valence Subsidiaries intact, to keep available to Valence and each of the Valence Subsidiaries their present employees, to preserve the goodwill of Valence and each of the Valence Subsidiaries, and to foster and promote the operations of Valence and each of the Valence Subsidiaries and their relations with customers, suppliers, contractors, vendors, purchasers, banks, lenders, employees and others having business relationships with Valence and each of the Valence Subsidiaries.

                  (b) Between February 1, 1998 and the Closing Date, without prior written agreement or authorization of Buyer, and except as otherwise specifically provided in this Agreement and in the Exhibits and Schedules attached hereto, Seller did not take or shall not take any action, or allow any action to be taken with respect to Valence and each of the Valence Subsidiaries, which would cause any material change in the businesses of Valence or any of the Valence Subsidiaries or would result in the inaccuracy or breach of any of the representations and warranties of Seller in Article 2 if such representations and warranties were remade immediately after such action, including without limitation:

                        (i) incurring or becoming subject to, or agreeing to incur or become subject to, any liability, indebtedness, claim, obligation or responsibility (fixed, contingent or otherwise) other than those incurred in the ordinary course of business, consistent with past practice or as required by law or contractual obligations existing on the date hereof which has been disclosed in writing to Buyer prior to the date hereof;

                        (ii) discharging or satisfying any lien or encumbrance or payment of any liability, indebtedness, claim, obligation or responsibility (fixed, contingent or otherwise) other than current liabilities reflected on the Corporate Balance Sheet and current liabilities incurred since the date of the Corporate Balance Sheet in the ordinary course of business of Valence and each of the Valence Subsidiaries, consistent with past practice;

                        (iii) mortgaging, pledging or assuming any lien, charge or any other encumbrances or the agreement so to do, in respect to any of the assets, tangible or intangible, of Valence and each of the Valence Subsidiaries;

                        (iv) selling, leasing, transferring, or agreeing to sell, lease or transfer, any of the assets of Valence and each of the Valence Subsidiaries, or canceling or agreeing to cancel any debts or claims, except in each case in the ordinary course of the business of Valence and each of the Valence Subsidiaries, consistent with past practice;

                        (v) entering into any transaction other than in the ordinary course of business, consistent with past practice;

                        (vi) increasing the rate of compensation payable or to become payable to any of the officers, employees, agents or consultants of Valence and each of the Valence Subsidiaries over the rate being paid to them on the date of this Agreement except as required by law or contractual obligations existing on the date of this Agreement which has been disclosed in writing to Buyer prior to the date hereof ;

                        (vii) terminating any material contract, agreement, license or other instrument to which Valence or any of the Valence Subsidiaries is a party;

                        (viii) negotiating or otherwise making any commitment, or incurring any liability or obligation, to any labor organization not binding and enforceable against Valence and each of the Valence Subsidiaries on the date of this Agreement except as required by law;

                        (ix) making, or agreeing to make, any accrual, or arrangement for or payment of any bonus or special compensation of any kind, to any officer, employee, agent or consultant of Valence or any of the Valence Subsidiaries except as required by law or contractual obligations existing on the date of this Agreement which has been disclosed in writing to Buyer prior to the date hereof;

                        (x) directly or indirectly paying or making a commitment to pay any severance or termination pay to any officer, employee, agent or consultant of Valence or any of the Valence Subsidiaries, or entering into or amending, or negotiating or otherwise making any commitment to enter into or amend, any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan, any employment or consulting agreement, or any policies or past practices with respect to vacation, termination, severance, and leave pay and benefits except as required by law or contractual obligations existing on the date of this Agreement which has been disclosed in writing to Buyer prior to the date hereof;

                        (xi) introducing any new method of accounting in respect to the businesses of Valence or any of the Valence Subsidiaries or any of the assets, properties or rights applicable thereto;

                        (xii) making or agreeing to make any charitable or political contributions or incurring or agreeing to pay any non-business expenses in excess of U.S. $20,000 in the aggregate;

                        (xiii) making, or entering into, any commitments for capital expenditures, exceeding the aggregate amount of U.S. $25,000, other than what has already been previously budgeted and set forth on
      Schedule 4.3(b)(xiii) attached hereto;

                        (xiv) declaring or paying any cash or non-cash dividend, or making any cash or non-cash distribution with respect to the capital stock or share capital of Valence or any of the Valence Subsidiaries; directly or indirectly redeeming, purchasing or otherwise acquiring any of the capital stock or share capital of Valence or any of the Valence Subsidiaries, issuing or agreeing to issue or in any way disposing or agreeing to dispose of any shares of the capital stock or share capital of Valence or any of the Valence Subsidiaries, or repaying any indebtedness owing to any shareholder of Valence or any of the Valence Subsidiaries except indebtedness shown on the Corporate Balance Sheet or in Schedules
      3.8 and 5.4;

                        (xv) entering into any agreement with any officer, director or shareholder of Valence or any of the Valence Subsidiaries, or any affiliate of any such officer, director or shareholder; or

                        (xvi) amending, altering or otherwise revising the memorandum or articles of association or any other charter documents of Valence or any of the Valence Subsidiaries.

            4.4 Notice of Proceedings. Seller will promptly notify Buyer in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree (or any threat to seek any of the foregoing) restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (b) receiving any notice from any court or governmental agency of its intention to (i) commence an investigation into, or commence a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) nullify or render ineffective this Agreement or such transactions if consummated.

            4.5 Proposals to the Seller. Prior to the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Article 10 hereof, Seller and any of its affiliates will not, nor will such persons take any action to permit or cause Valence and each of the Valence Subsidiaries, to, directly or indirectly, merge with or sell any stock, shares or assets of Valence and each of the Valence Subsidiaries (other than in the ordinary course of business) to any person other than Buyer, nor will Seller and any of its affiliates enter into, or take any action to permit, Valence and each of the Valence Subsidiaries, to enter into any agreement, arrangement or understanding with any person with respect to the foregoing, or engage in any material discussions which might lead to such agreement, arrangement or understanding; or solicit or accept any offers from any person with respect to the sale of shares of Valence and/or the Valence Subsidiaries or any assets thereof (other than in the ordinary course of business), or provide confidential information regarding Valence and/or the Valence Subsidiaries to any person, except Buyer and Buyer's affiliates, directors, officers, employees, representatives, agents and financing parties. In the event Seller, Valence and/or the Valence Subsidiaries receives any offers or inquiries regarding any such transaction, such person, as the case may be, shall immediately notify the offeror or inquirer that none of Seller, Valence and/or the Valence Subsidiaries is in a position to discuss any such transaction until further notice and none of Seller, Valence and/or the Valence Subsidiaries shall engage in any further discussions regarding such offer or inquiry with such offeror or inquirer.


                                    ARTICLE 5

                               COVENANTS OF BUYER

            5.1 General. Buyer covenants, except as otherwise agreed or authorized in writing by Seller from the date of this Agreement until Closing, that it shall use reasonable and diligent efforts to assure that all representations and warranties of Buyer set forth in this Agreement and in any written statements delivered to Seller by Buyer under this Agreement are true and correct as of the Closing Date, and that all conditions stated herein to the obligations of Seller are satisfied as soon as practicable and on or before the Closing Date.

            5.2 Notice of Proceedings. Buyer will promptly notify Seller in writing upon (a) becoming aware of any order or decree or any complaint praying for an order or decree (or any threat to seek any of the foregoing) restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or (b) receiving any notice from any court or governmental agency of its intention to (i) commence an investigation into, or commence a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) nullify or render ineffective this Agreement or such transactions if consummated.

            5.3 Indebtedness. Within five business days after the Closing Date, all outstanding indebtedness existing as of the Closing Date between Seller or any of its affiliates, on the one hand, and Valence and the Valence Subsidiaries, on the other hand, as set forth on Schedule 3.8 shall be repaid in full, together with any interest accrued and unpaid to such date.

            5.4 Guaranties. After the Closing Date, Buyer and Seller shall work together to arrange for Buyer or one or more of its affiliates to be substituted in all respects for Seller and its affiliates, in respect of those obligations of Seller and any of its affiliates relating to Valence under each of the guaranties set forth in Schedule 5.4 (the "Guaranties"). Subsequent to the Closing Date, with respect to any uncancelled Guaranty for which no substitution is effected, Buyer shall indemnify Seller or any of its affiliates listed on Schedule 5.4 against any liability under any such Guaranty.


                                    ARTICLE 6

                  REMAKING OF REPRESENTATIONS, WARRANTIES, ETC.
                        AT CLOSING AND SURVIVAL OF TERMS

            Except as otherwise expressly stated in this Agreement and subject to the provisions of Section 9.5 hereof, all representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for, or delivered by or on behalf of the parties, pursuant to this Agreement, shall be deemed to have been remade at the Closing, subject to the changes and activities permitted by this Agreement, shall survive the Closing and the transactions contemplated hereby.


                                    ARTICLE 7

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

            Except as otherwise specifically set forth in this Agreement or waived in writing by Buyer, all obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

            7.1 Representations and Warranties True at Closing. All representations and warranties of Seller contained in this Agreement, or in any written statement, Exhibit or Schedule delivered to Buyer by Seller under this Agreement, shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, as of the Closing Date.

            7.2 Performance of Seller. Each of the covenants, agreements and conditions of Seller to be performed, satisfied or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed, satisfied and complied with by Seller in all material respects on or before the Closing Date. Seller shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer dated as of the Closing Date and signed by Seller, certifying in such detail as Buyer shall reasonably request that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

            7.3 Authority Relating to this Agreement. All actions required to be taken by, or on the part of, Seller to authorize Seller to execute, deliver and carry out this Agreement and to consummate the transactions contemplated hereby in accordance with this Agreement shall have been duly and properly taken.

            7.4 Opinion of Counsel for Seller. Buyer and Buyer's counsel shall have received from Jones, Day, Reavis & Pogue, and a law firm licensed to practice in the British Virgin Islands, each counsel for Seller, opinions in form and substance reasonably satisfactory to Buyer and Buyer's counsel dated the Closing Date, collectively covering the matters referred to in Exhibits 7.4A and 7.4B with such language changes as are reasonably agreed to by Buyer and Seller and with customary qualifications and assumptions.

            7.5 Documents from Seller. Seller shall have delivered to Buyer all of the documents described in Section 1.4 and such other documents as Buyer has reasonably requested in form, content and substance satisfactory to Buyer in the exercise of its reasonable discretion.

            7.6 Absence of Litigation, Etc. There shall not be pending or threatened any action, suit, proceeding or investigation by the BVI, Hong Kong, PRC or other foreign government, or the United States or any state, municipal or local government, or any department, commission or agency of any of the foregoing, or any other party for any injunction, writ, preliminary restraining order or for any order of any court or governmental agency, domestic or foreign, of competent jurisdiction directly affecting or restraining, or in which it is sought to obtain damages or other relief in connection with, any of the transactions contemplated by this Agreement, and there shall not have been issued and remain in effect any such injunction, writ, preliminary restraining order or such other order. No decree or order shall have been entered by a court having jurisdiction in the premises for relief in respect of Seller, Valence and/or any of the Valence Subsidiaries or adjudging Seller, Valence and/or any of the Valence Subsidiaries, a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, adjustment or composition of or in respect of Seller, Valence and/or any of the Valence Subsidiaries, under the federal bankruptcy law or any other applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of or for Seller, Valence and/or any of the Valence Subsidiaries or any part of their property, or ordering the winding up or liquidation of their affairs. There shall not have been commenced by Seller, Valence and/or any of the Valence Subsidiaries a voluntary case, or the institution by any of them of proceedings to be adjudicated a bankrupt or insolvent, or the consent by any of them to the institution of bankruptcy or insolvency proceedings against it, or the filing by any of them of a petition or answer or consent seeking reorganization, arrangement or relief under the federal bankruptcy law or any other applicable law, or the consent or acquiescence by any of them to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any part of its property, or the making by any of them of an assignment for the benefit of creditors, or the admission by any of them in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Seller, Valence and/or any of the Valence Subsidiaries in furtherance of any such action.

            7.7 Material Changes in Business. Between January 1, 1998 and the Closing Date, there shall have been no material adverse changes in the financial condition, results of operations, assets, liabilities, customer or supplier relationships, properties or sales of Valence and each of the Valence Subsidiaries, other than changes incurred in the ordinary course of business or as expressly permitted or contemplated by this Agreement.

            7.8 Consents. On or before the Closing Date, the consent or approval of all third parties, including without limitation landlords, lenders, and governmental agencies, whose consent or approval is necessary to the valid and effective transfer of the Valence Shares or to the valid and effective performance of the parties' obligations hereunder, shall have been granted except for such consents the failure to obtain which, individually or in the aggregate, would not preclude consummation of the transactions contemplated by this Agreement or would not have a material adverse effect on the business, assets, financial condition or prospects of Valence and the Valence Subsidiaries taken as a whole.

            7.9 All Conditions Satisfied. Buyer shall have received copies of all documents and other evidence necessary to confirm that all conditions set forth in this Article 7 shall have been complied with and that all other actions and things required by this Agreement to be taken and accomplished shall have been so taken and accomplished, all in form and substance satisfactory to Buyer in its reasonable judgment.

            7.10 Stock Purchase Agreement. Valence, Wan Wah Tong Thomas, Yat Ming Choi Raymond, Wong Yin Bun Kenneth and Ki Ching Hui and/or companies controlled by each of them respectively which as the record holder of the ordinary shares of Valence shall have entered into and consummated a Stock Purchase Agreement with Buyer to acquire all of the issued and outstanding shares of the capital stock of Valence not held of record and beneficially by Seller.

            7.11 Valence Subsidiaries. All of the outstanding capital shares of the Valence Subsidiaries shall be held beneficially by Valence or a nominee of Buyer.

            7.12 Option Agreement. The Option Agreement by and between North 22 Nominees Ltd. and Valence dated October 17, 1997 shall have been canceled prior to exercise.

            7.13 Shareholders Agreement. The Shareholders Agreement (the "Legend- Valence Shareholders Agreement") by and among Legend Holdings (BVI) Limited, Thomrose Holdings (BVI) Limited, Rayfa (BVI) Limited and AnKi (BVI) Limited, Wan Wah Tong Thomas, Yat Ming Choi Raymond, and Ki Ching Hui, and Legend-Valence Holdings (BVI) Limited dated May 1, 1995 shall have been terminated (the parties to the Legend-Valence Shareholders Agreement are collectively referred to in this Section 7.13 as the "Restricted Stockholders"). In addition, Seller and each of its Affiliates, Valence, and each of the Restricted Stockholders shall have executed a document stating that the Legend-Valence Shareholders Agreement and all other written or oral agreements (or portions of such agreements) related thereto are terminated or amended to effect termination of such Shareholders Agreement and any other agreements related thereto.

            7.14 Financial Advisory Agreement. The Financial Advisory Letter Agreement dated 14 July, 1997 by and between Legend-Valence Holdings (BVI) Limited, currently Valence, and North 22 International Inc. shall have been cancelled (the "North 22 International Agreement").

            7.15 Due Diligence. Buyer shall have completed a due diligence investigation of the business, operations, condition (financial and otherwise) and prospects of Valence and the Valence Subsidiaries, and the results of such investigation shall not have disclosed information that was not previously furnished in writing to Buyer and its Representatives by Seller, Valence or any of Wan Wah Tong Thomas, Yat Ming Choi Raymond or Wong Yin Bun Kenneth at least three business days (California time) prior to the date of this Agreement, and such information in Buyer's reasonable opinion, could have a material adverse effect upon the business, financial condition, results of operations, assets, liabilities, customer or supplier relationships, properties or sales of Valence or any of the Valence Subsidiaries.

            7.16 Currency Fluctuation. There shall not have occurred a (a) change in the currency exchange rate between the Hong Kong dollar and the U.S. dollar as announced by the Hong Kong Monetary Authority or (b) devaluation of the PRC Renminbi against the Hong Kong dollar by 3% or more, as measured by the average of the official buying and official selling rates between the Hong Kong dollar and the PRC Renminbi announced by the People's Bank of China, in each case measured from the date of this Agreement.

                                    ARTICLE 8

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

            Except as otherwise specifically set forth in this Agreement or waived in writing by Seller, all obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

            8.1 Representations and Warranties True at Closing. All representations and warranties of Buyer contained in this Agreement, or in any written statement delivered by Buyer to Seller under this Agreement, shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, as of the Closing Date.

            8.2   Buyer's Performance. Except as otherwise provided in sections
5.3 and 5.4 in this Agreement, each of the covenants, agreements and conditions of Buyer to be performed, satisfied or complied with on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed, satisfied and complied with by Buyer in all material respects on or before the Closing Date. Buyer shall have delivered to Seller a certificate in form and substance satisfactory to Seller dated as of the Closing Date and signed by Buyer, certifying in such detail as Seller shall reasonably request that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

            8.3 Authority Relating to this Agreement. All corporate action required to be taken by, or on the part of, Buyer to authorize Buyer to execute, deliver and carry out this Agreement and to consummate the transactions contemplated hereby shall have been duly and properly taken.

            8.4 Documents from Buyer. Buyer shall have delivered to Seller all of the documents described in Section 1.5 in form, content and substance satisfactory to Seller, in the exercise of its reasonable discretion.

            8.5 Consents. On or before the Closing Date, the consent or approval of all third parties, including without limitation, lenders and governmental agencies, whose consent or approval is necessary to the valid and effective performance of the Buyer's obligations hereunder, shall have been granted except for such consents the failure to obtain which, individually or in the aggregate, would not preclude consummation of the transactions contemplated by this Agreement or would not have a material adverse effect on the business, assets, financial condition or prospects of Valence and the Valence Subsidiaries taken as a whole.

            8.6 All Conditions Satisfied. Seller shall have received copies of all documents and other evidence necessary to confirm that all conditions set forth in this Article 8 shall have been complied with and that all other actions and things required by this Agreement to be taken and accomplished shall have been so taken and accomplished, all in form and substance satisfactory to Seller in its reasonable judgment.

            8.7 Absence of Litigation, Etc. There shall not be pending or threatened any action, suit, proceeding or investigation by the BVI, Hong Kong, PRC or other foreign government, or the United States or state, municipal or local government, or any department, commission or agency of any of the foregoing, or any other party for any injunction, writ, preliminary restraining order or for any order of any court or governmental agency, domestic or foreign, of competent jurisdiction directly affecting or restraining, or in which it is sought to obtain damages or other relief in connection with, any of the transactions contemplated by this Agreement, and there shall not have been issued and remain in effect any such injunction, writ, preliminary restraining order or such other order. No decree or order shall have been entered by a court having jurisdiction in the premises for relief in respect of Buyer or adjudging Buyer, a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, adjustment or composition of or in respect of Buyer, under the federal bankruptcy law or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of or for Buyer or any part of its property, or ordering the winding up or liquidation of its affairs. There shall not have been commenced by Buyer a voluntary case, or the institution by it of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, arrangement or relief under the federal bankruptcy law or any other applicable federal or state law, or the consent or acquiescence by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other-similar official) of any part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by Buyer in furtherance of any such action.

                                    ARTICLE 9

                                 INDEMNIFICATION

            9.1 Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, attorneys, and agents and its successors and assigns against and in respect of any and all losses, damages, claims, obligations, demands, actions, suits, proceedings, assessments, liabilities, judgments, recoveries and deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), all on an after-tax basis, less any amounts actually paid as insurance reimbursement, of any kind or character (collectively, a "Loss"), which arise out of, result from, or relate to any breach of, or failure by Seller fully to perform, or any inaccuracy in, any of the representations, warranties, covenants or agreements of Seller in this Agreement (whether known or unknown at Closing), or in any Schedule, Exhibit, certificate, list, or other document furnished or to be furnished by Seller under this Agreement.

            9.2 Indemnification of Seller. Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, attorneys and agents and its successors and assigns against and in respect of any and all Losses, which arise out of, result from, or relate to any breach of, or failure by Buyer fully to perform, or any inaccuracy in, any of the representations, warranties, covenants or agreements of Buyer in this Agreement (whether known or unknown at Closing), or in any Schedule, Exhibit, certified list or other document furnished or to be furnished by Buyer under this Agreement.

            9.3 Notice of Claim. Whenever Buyer or Seller learns of or discovers any matter which may give rise to a claim for indemnification (the "Claim") against any other party under this Section 9 (the "Indemnity Obligor"), Buyer or Seller, as the indemnified party (the "Indemnified Party"), shall give notice to the Indemnity Obligor of the Claim. With respect to Claims which are the subject of actions, suits, or proceedings threatened or asserted in writing by any third party (a "Third Party Claim"), the Indemnified Party shall, within 15 days following receipt of such Third Party Claim, promptly notify the Indemnity Obligor in writing of any Claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within 15 days of its discovery of a Third Party Claim, such Claim shall be barred only to the extent that the Indemnity Obligor is prejudiced by such failure to notify. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the Claim asserted.

            9.4 Defense. If the facts relating to a Loss arise out a Third Party Claim, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 15 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants, reasonably satisfactory to the Indemnified Party, at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense, unless (a) the employment thereof has been specifically authorized by the Indemnity Obligor,
(b) such Indemnified Party has been advised by counsel reasonably satisfactory to the Indemnity Obligor that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnity Obligor and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel, or (c) the Indemnity Obligor has failed to assume the defense of such action and employ counsel reasonably satisfactory to the Indemnified Party. Whether or not the Indemnity Obligor chooses to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trial as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a Third Party Claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such indemnified matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim. The Indemnity Obligor will take no action in connection with any claim that would adversely affect the Indemnified Party without the consent of the Indemnified Party.

            9.5 Duration of Parties' Obligations. The Indemnity Obligor's indemnification obligations under this Agreement shall survive the Closing and shall terminate as follows: (a) with respect to claims for indemnity arising as a result of a breach of the representations and warranties contained in Sections
2.1 through and including 2.7 and 2.9, and Section 5.4 they shall continue and not terminate and (b) with respect to all other claims for indemnity, after one year from the Closing Date.

            9.6 Arbitration. Any controversy or claim arising out of or relating to the provisions of Article 9 of this Agreement (including the validity of an alleged Claim) shall be resolved by arbitration. Arbitration proceedings shall be commenced by the delivery by any party to a dispute to the other(s) of written notice requesting arbitration. The matter shall be submitted to such disinterested arbitrator as shall be agreed upon by the parties to the dispute, which arbitrator shall determine the rules to govern the arbitration proceedings. Each party shall bear its own costs and expenses incurred by it in connection with the arbitration; all other costs, including arbitrators' fees and expenses, shall be borne equally by the parties. Notwithstanding the foregoing, if the arbitrator determines that one party acted unreasonably and not in good faith, the arbitrator shall have authority to assess the costs and expenses of the arbitration, including the arbitrator's fee and reasonable attorneys' fees, against that party. In the event the parties are unable to agree upon an arbitrator within ten business days of the date a notice requesting arbitration is delivered, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American

Arbitration Association ("AAA"). If arbitration is conducted pursuant to the rules of the AAA, then the controversy or claim shall be decided by a board of three arbitrators. Each of Buyer and Seller shall select one arbitrator within ten business days of a demand for arbitration being made or, in the event of a party's failure to so select, an arbitrator shall be named for that party by the AAA. Within ten business days of their selection, the two arbitrators so selected shall select a third arbitrator from the National Panel of Arbitrators maintained by the AAA or as they otherwise shall agree. All arbitrators, however selected, shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an "expert" with respect to such subject matter. (For example, any claim or controversy involving financial or accounting issues shall be decided by certified public accountants.) Any arbitration hearing shall be held in Orange County, California, unless the parties to the dispute agree otherwise. Any award rendered by arbitration shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding any arbitration rules to the contrary, the award of the arbitrator must be made no later than three (3) months following the date on which the arbitrator or arbitrators are appointed, unless the issue is the subject of litigation brought by a third party and the arbitrator deems it appropriate to defer his award until the litigation is resolved.


                                   ARTICLE 10

                                   TERMINATION

            10.1 Mutual Agreement. This Agreement may be terminated at any time prior or to the Closing Date by the written agreement of the parties hereto.

            10.2 Termination by Buyer. This Agreement may be terminated by Buyer if on the Closing Date the conditions set forth in Article 7 of this Agreement shall not have been satisfied by Seller or waived by Buyer, or as otherwise expressly provided herein.

            10.3 Termination by Seller. This Agreement may be terminated by Seller if on the Closing Date the conditions set forth in Article 8 of this Agreement shall not have been satisfied by Buyer or waived by Seller, or as otherwise expressly provided herein.

            10.4 Effect of Termination. In the event that this Agreement is terminated pursuant to Sections 10.1, 10.2, or 10.3, this Agreement shall, except as otherwise expressly provided herein, become null and void and no party hereto shall have any further rights, obligations or liabilities hereunder. Except as otherwise expressly provided herein, any party damaged may bring an action against any party who failed to act in good faith in completing this transaction, and except further that the parties shall, for a period of three years from the date hereof, continue to hold confidential the information which is of a confidential or proprietary nature, furnished to them by other parties hereto in connection with this transaction.


                                   ARTICLE 11

                                      COSTS

            11.1 Finder's or Broker's Fees. Seller represents to Buyer that it or any of its Affiliates has not made any arrangement or had any dealings whereby Valence, and/or any of the Valence Subsidiaries or Buyer could become subject, absolutely or contingently, to a claim for any brokerage commission or finder's fee. Buyer represents to Seller that it has not made any arrangement or had any dealings whereby Seller, Valence and/or any of the Valence Subsidiaries could become subject, absolutely or contingently, to a claim for any brokerage commission or finder's fee. Seller on the one hand, and Buyer on the other hand, each agree to indemnify and hold harmless the other against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys fees, incurred or suffered by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

            11.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except with respect to damages due a party as provided under Section 10.4, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery, and performance hereof, including, without limitation, the fees and expenses of its respective counsel, accountants, and other experts.

            11.3 Audit Fees. Seller represents that it shall pay 55% of the fees and expenses of a reputable independent auditing firm acceptable to Buyer and Seller to (a) provide to Buyer and Valence consolidated financial statements of Valence and the Valence subsidiaries for the fiscal year ended March 31, 1997, pursuant to H.K. GAAP, and (b) reconcile such consolidated financial statements to U.S. GAAP.


                                   ARTICLE 12

                        DEFINITIONS AND ACCOUNTING TERMS

            12.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Affiliate" (and, with a correlative meaning, "Affiliated") shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person, and, if such a Person is an individual, any member of the immediate family of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and "immediate family" shall mean parents, spouse and children.

                  "Agreement" means this Stock Purchase Agreement as from time to time amended and in effect between the parties.

                  "Buyer" means and shall include SRS Labs, Inc., a Delaware corporation, and its successors and assigns.

                  "BVI" means the British Virgin Islands.

                  "Closing Date" means a date on or before March 3, 1998 (Hong
Kong), as may be mutually agreed upon in writing by Buyer and Seller.

                  "Consolidated" when used with reference to any term defined herein shall, except as otherwise specifically provided, mean that term as applied to the accounts of Valence and the Valence Subsidiaries consolidated in accordance with U.S. GAAP.

                  "Corporate Balance Sheet" means the unaudited Consolidated corporate balance sheet of Valence at March 31, 1997, prepared in accordance with H.K. GAAP and which is attached hereto as Exhibit "12.1."

                  "Exchange Act" means the U.S. Securities Exchange Act of 1934, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission (or of any other U.S. federal Agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

                  "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

                  "H.K. GAAP" means Hong Kong generally accepted accounting principles after eliminating intercompany items and minority interests.

                  "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, trust, estate of a deceased natural person, foundation, fund, institution, society, union or club or unincorporated organization, or a government or any agency or political subdivision thereof.

                  "PRC" means the People's Republic of China.

                  "Securities Act" means the U.S. Securities Act of 1933, as amended, or any similar U.S. federal statute, and the rules and regulations of the U.S. Securities and Exchange Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

                  "U.S. GAAP" means U.S. generally accepted accounting principles after eliminating intercompany items and minority interests.

                  "Valence Financial Statements" means (i) the audited financial statements of each of Valence and the Valence Subsidiaries for the year ended March 31, 1997, prepared in accordance with H.K. GAAP, together with the report thereon by Coopers & Lybrand, (ii) the pro forma Consolidated financial statements of Valence and the Valence Subsidiaries for the year ended March 31, 1997, prepared in accordance with H.K. GAAP, together with the report thereon by a reputable independent auditing firm acceptable to Buyer and Seller and (iii) unaudited pro forma Consolidated financial statements of Valence and the Valence Subsidiaries for the nine-month period ended December 31, 1997, prepared by Deloitte and Touche LLP.

                  "Valence Shares" means the ordinary shares of U.S. $0.13 par value per share, of Valence Technology, Inc. which are held of record and beneficially by Seller and which are the subject of purchase by Buyer pursuant to this Agreement.

                  "Valence Subsidiary" or "Valence Subsidiaries" means any corporation, 50% or more of the outstanding voting stock of which shall at the time be owned by Valence or by one or more of Valence's subsidiaries, or any other entity or enterprise, 50% or more of the equity of which shall at the time be owned by Valence or by one or more of Valence's subsidiaries.

            12.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with U.S. GAAP, and all other financial data submitted pursuant to this Agreement shall be prepared and calculated in accordance with such principles.

                                   ARTICLE 13

                                  MISCELLANEOUS

            13.1 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

            13.2 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            13.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            13.4 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to:

                  (a) confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns;

                  (b) relieve or discharge any obligation or liability of any third persons to any party to this Agreement; or

                  (c) confer upon any third person any right of subrogation or action over or against any party to this Agreement.

            13.5 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns. This Agreement may not be assigned by any party except with the written consent of the other party to this Agreement.

            13.6 Notices. All notices, payments (other than at Closing), requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by telegraph or facsimile or mailed by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

               If to Seller:        North 22 Capital Partners 2, Inc.
                                    c/o  North 22 International Inc.
                                         23/F Citicorp Centre
                                         18 Whitfield Road
                                         Causeway Bay, Hong Kong
                                         Fax: (852) 2508-0868
                                         Attention: Michael Ng

               With a copy to:      Jones, Day, Reavis & Pogue
                                    29th Floor, Entertainment Building
                                    30 Queen's Road Central, Hong Kong
                                    Fax: (852) 2868-5871
                                    Attention: Benedict Tai, Esq.

               If to Buyer:         SRS Labs, Inc.
                                    2909 Daimler Street
                                    Santa Ana, California 92705
                                    Fax: (714) 852-1099
                                    Attention: John AuYeung, Director

               With a copy to:      Paul, Hastings, Janofsky & Walker LLP
                                    695 Town Center Drive
                                    Seventeenth Floor
                                    Costa Mesa, California 92626-1924
                                    Fax: (714) 979-1921
                                    Attention: John F. Della Grotta, Esq.


Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above. Notice will conclusively be deemed to have been given when personally delivered, or if given by mail, on the second day after being sent by an overnight, commercial air courier service or on the fifth day after being sent by first class, registered or certified mail, or if given by telecopy or facsimile machine, when confirmation of transmission is indicated by the sender's telecopy or facsimile machine.

               13.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof.

            13.8 Venue. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, County of Orange, and/or the United States District Court for the Central District of California (Southern Division) for any actions, suits, controversies or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of California, County of Orange and/or the United States District Court for the Central District of California (Southern Division), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum.

            13.9 Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

            13.10 Further Assurances. Seller will from time to time subsequent to the Closing Date, at Buyer's request and without further consideration, execute and deliver such other instruments of conveyance, assignment, and transfer, and take such other actions, as Buyer may reasonably request in order to more effectively convey, assign, transfer to and vest in Buyer the Valence Shares.

            13.11 Gender. All pronouns used herein shall, regardless of gender, include all genders, as required by the context.

            13.12 Validity; Severability. Each Article, section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be determined to be unlawful, invalid or unenforceable, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect. In substitution for any provision of this Agreement held unlawful, invalid or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the fullest extent permissible under law.

            13.13 Press Release. Seller shall not release a press release relating to this Agreement or any of the transactions or documents contemplated hereby without first submitting a copy of such press release to Buyer and obtaining the prior approval of Buyer to any such press release, which approval shall not be unreasonably withheld.

            13.14 Tax Elections. At Buyer's option, Seller agrees to cooperate with and assist Buyer (both before and after the Closing) in structuring the purchase of the Valence Shares to achieve the tax results desired by Buyer for both United States and Hong Kong income tax purposes, including but not limited to, the filing of any necessary tax elections, agreeing to any corporate liquidation, merger, distribution or sale of assets or any other action requested of Seller by Buyer, to the extent such cooperation or action does not cause an increase in Seller's aggregate Hong Kong income tax liability on the sale of the Valence Shares. Seller and Buyer further agree that this Agreement is intended to constitute a purchase of stock for United States income tax purposes and is not intended to constitute a reorganization, as such term is defined in section 368(a)(1) of the Internal Revenue Code of 1986, as amended. Buyer shall indemnify Seller against any Loss (as defined in Section 9.1 herein) arising from this Section 13.14.

            13.15 Statutory Books and Records. After the Closing, Seller agrees to cooperate, or use its best efforts to cause its Affiliates and others to cooperate, with and assist Buyer to make all necessary or appropriate corrections, amendments and modifications to the statutory books and records of each of the Valence Subsidiaries as required by applicable law.




                            (signature page follows)

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  BUYER

                                  SRS LABS, INC., a Delaware company



                                  By:   /s/ THOMAS C.K. YUEN
                                      -------------------------------------
                                      Thomas C.K. Yuen, Chairman of the
                                      Board and Chief Executive Officer



                                  SELLER

                                  NORTH 22 CAPITAL PARTNERS 2, INC., a
                                  British Virgin Islands company



                                  By: ASIAN TECHNOLOGY HOLDING
                                      LIMITED, a Britain Virgin Islands company



                                      By:   /s/ NG WAI SANG
                                          --------------------------------------
                                                     Ng Wai Sang
                                                     Director